Exhibit 10.33

ANTHEM LONG-TERM INCENTIVE PLAN

Effective January 1, 2004

1.    PLAN PURPOSE.

The Anthem Long-Term Incentive Plan (the “Plan”) is intended to benefit Anthem, Inc. (the “Company”) by rewarding executives who, the Company determines, materially contribute to the achievement of the strategic objectives of the Company and its Subsidiaries (as defined below). The Plan, by providing executives an opportunity to earn long-term incentive compensation based upon the Company achievement of its long-term strategic goals, is designed to align executive interests with owners’ interests, recognize team achievement and facilitate attracting, motivating and retaining key executives of the highest caliber.

2.    DEFINITIONS.

Except as otherwise specified or as the context may otherwise require, the following terms have the meanings indicated below for the purposes of this Plan:

(a)    “Award” means the incentive compensation established for a Participant under this Plan.

(b)    “Award Account” means an accounting accrual entry in the Company books in the Participant’s name. A separate Award Account shall be established for each Award under this Plan. Thus, a Participant may have more than one Award Account established in his or her name. There is no requirement that amounts be set aside by the Company to fund the Award Account.

(c)    “Base Salary” means the annual weighted average base cash salary paid to a Participant during a Performance Period by the Company and its Subsidiaries; provided, however, that for purposes of this Plan, a Participant’s Base Salary shall include base salary deferred by the Participant under any tax qualified or non-tax qualified deferred compensation plan maintained by the Company or salary reductions under a Company plan maintained under Code Section 125; provided, further, that a Participant’s Base Salary shall exclude base salary paid to the Participant in the Performance Period before the effective date of his or her Plan participation and after his or her participation terminates; and provided, further, that Base Salary shall not include short term disability pay or worker’s compensation pay.

(d)    “Beneficiary” means the person or persons, including a trustee, designated by the Participant to receive amounts under this Plan in the event of a Participant’s death. To be effective, a Beneficiary designation must be filed with the Company during the Participant’s life on a form prescribed by the Company. If no person has been designated as the Participant’s Beneficiary, or if no person designated as Beneficiary survives the Participant, the Participant’s estate shall be his/her “Beneficiary”. A Participant may elect a separate Beneficiary for each Award Account.

(e)    “Board” or “Board of Directors” means the Board of Directors of the Company.

(f)    “Change in Control” means:

(i)	the acquisition by a Group (as such term is defined below) of Beneficial Ownership (as such term is defined below) of 20% or more of the Company common stock, but excluding for this purpose any acquisition by the Company (or a subsidiary) or an employee benefit plan of the Company;

(ii)	the Incumbent Board (as such term is defined below) ceases to constitute at least a majority of the Board, provided that any director whose nomination was approved by a majority of the Incumbent Board shall be considered a member of the Incumbent Board;

(iii)	consummation of a reorganization, merger or consolidation, in each case, in which the owners of the Company common stock do not, following such reorganization, merger or consolidation, beneficially own, directly or indirectly, more than 50% of the stock of the corporation resulting from such reorganization, merger or consolidation; or

(iv)	a complete liquidation or dissolution of the Company, or the sale or other disposition of all or substantially all of the assets of the Company.

The term “Beneficial Ownership” has the meaning in Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended. The term “Group” means any individual, entity or group within the meaning of Sections 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended. The term “Incumbent Board” means individuals who constitute the Board on the date of approval of this Plan by shareholders of the Company.

(g)    “Code” means the Internal Revenue Code of 1986, as amended or any subsequently enacted federal revenue law.

(h)    “Committee” means the Compensation Committee of the Board, provided that, if any member of the Committee does not qualify as both an outside director for purposes of Code Section 162(m) and a non-employee director for purposes of Rule 16b-3, the remaining members of the Committee (but not less than two members) shall be constituted as a subcommittee of the Committee to act as the Committee for purposes of the Plan.

(i)    “Company” means Anthem, Inc., an Indiana corporation, and any successor by merger, consolidation or otherwise.

(j)    “Covered Employee” means a Participant who is a “covered employee” as defined in Code Section 162(m)(3) and the regulations promulgated thereunder.

(k)    “Declared Rate” means, for a calendar year, an interest rate determined by the Committee in its sole discretion for each Performance Period. The Committee reserves the right, in its sole discretion, to change the method of determining or to increase or decrease the interest rate which is credited to Participants’ Award Accounts; provided, however, that the interest rate shall not be decreased for periods prior to such action; and provided, further, that the interest rate may not be increased for a Covered Employee after the beginning of a Performance Period.

(l)    “Disability” has the meaning contained in the Anthem Group Long-term Disability Plan as may be applicable from time to time to the particular Participant.

(m)    “ERISA” means the Employee Retirement Income Security Act of 1974 as now in effect or as amended from time to time.

(n)    “New Hire” means a new executive employee of the Company who is approved by the Committee to participate in the Plan.

(o)    “Participant” means an eligible Company or Subsidiary executive selected for participation in the Plan in accordance with the procedures set forth in Section 3. The participation of a Participant in the Plan shall cease when all Plan Payments have been made to such Participant or, if earlier, the date on which the Committee terminates the participation of the Participant in the Plan in accordance with Section 3 or the date on which the Participant’s employment is terminated before vesting under Section 8.

(p)    “Performance Criteria” means any of the following areas of performance of the Company, or any Subsidiary, as determined under generally accepted accounting principles or as publicly reported by the Company: asset growth; combined net worth; debt to equity ratio; earnings per share; revenues; investment performance; operating income (with or without investment income or income taxes); cash flow; margin; net income, before or after taxes; earnings before interest, taxes, depreciation and/or amortization; return on total capital, equity, revenue or assets; medical loss ratio; number of policyholders or insureds; quality of service metrics; customer service metrics; productivity; administrative expense management; or improved health of members. Any Performance Criteria may be used with or without adjustment for extraordinary items or nonrecurring items. The Performance Criteria shall not include or derive from the number or frequency of (1) denials of authorization for benefit coverage; or (2) reductions or limitations on hospital lengths of stay, medical services, or charges. Performance Criteria shall not be designed, construed, or used to incentivize the withholding of medically necessary services or the denial of benefits to which members are entitled.

(q)    “Performance Goal” means an objectively determinable performance goal established by the Committee with respect to a given Award that, if the Award is intended to comply with the requirements of Code Section 162(m), relates to one or more Performance Criteria.

(r)    “Performance Period” means a period of years, not in excess of 5 years, established by the Committee, for which the Performance Criteria shall be determined for purposes of determining the amount of an Award. Performance Periods may, but are not required to, have overlapping years.

(s)    “Plan” means this Anthem Long-Term Incentive Plan as set forth herein.

(t)    “Plan Payments” means the amount or amounts to be paid to a Participant as a consequence of the operation of the Plan.

(u)    “Retirement” means a retirement which would qualify as an early, normal or late retirement under the Anthem Cash Balance Pension Plan.

(v)    “Subsidiary” means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if, as of the date of the Award, each of the corporations other than the last corporation in the unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

(w)    “Target Incentive Award” means the incentive award amount for the Performance Period expressed by the Committee as a percentage of a Participant’s Base Salary. To the extent (i) the Committee establishes Target Incentive Awards by job title or officer groups and a Participant’s job title or officer group changes to a title or a group that provides for a lower or higher percentage of Base Salary as the Participant’s Target Incentive Award or (ii) the Committee decides to change the Target Incentive Award of a Participant even without a change in job title or officer group, the Participant’s Target Incentive Award for the remaining portion of the Performance Period shall be redetermined to reflect the different percentage of Base Salary applicable for such new job title or officer class or for such Participant; provided, however, that the Committee may not increase the Target Incentive Award for a Covered Employee under subpart (ii) after the ninetieth (90th) calendar day of a Performance Period.

(x)    “Termination for Cause” means a determination by the Chief Executive Officer of the Company that the Executive (i) has been convicted of a felony, (ii) has engaged in an activity which, if proven in a criminal proceeding, could result in conviction of a felony involving dishonesty or fraud, or (iii) has willfully engaged in gross misconduct likely to be materially damaging or materially detrimental to the Company or a Subsidiary. Any determination regarding a Termination for Cause of the Chief Executive Officer of the Company shall be made by the Board.

(y)    “Vesting” means the nonforfeitable right to payment of Plan benefits, other than in the event of Termination for Cause.

3.    ELIGIBILITY AND PARTICIPATION.

(a)    Participation: Plan eligibility is limited to key executives of the Company or a Subsidiary having the opportunity to significantly affect the Company’s achievement of its strategic objectives. Executives must be approved by the Committee in its complete and sole discretion. The Committee shall also approve the Target Incentive Award applicable for the Participant and the date on which the Participant commences participation in the Plan. The Committee may delegate to the Company’s Chief Executive Officer responsibility for determining, within the limits established by the Committee, Target Incentive Awards applicable for Participants other than Covered Employees and the date on which the Participant (other than a Covered Employee) commences participation in the Plan.

(b)    Termination of Participation: Subject to the terms of any employment agreement with a Participant, at any time during a Performance Period and prior to the date on which an Award becomes vested in accordance with Section 8, the Committee in its complete and sole discretion may discontinue the participation in the Plan of any participating executive. If the participation of a Participant is discontinued during a Performance Period and before the vesting of his or her Award under Section 8, the Award shall be forfeited in its entirety.

4.    ESTABLISHMENT OF AWARD ACCOUNTS, GOALS AND CRITERIA.

(a)    Establishment of Award Accounts: The Committee may establish Awards in accordance with this Plan for the Participants. For purposes of determining the amount of payout under this Plan, an Award Account shall be established by the Committee for each Participant receiving an Award.

(b)    Promotions and New Hires: Executives hired or promoted into positions eligible for Plan participation shall have an Award Account established in their name effective at the time that they commence participation based on the Target Incentive Awards established for the executives by the Committee.

(c)    Establishment of Performance Goals: The Committee shall establish for each Target Incentive Award (i) Performance Goals related to the Performance Criteria at which the Target Incentive Award shall be earned and a range (which need not be the same for all awards) within which percentages shall be earned; and (ii) a Performance Period which shall be determined at time of establishment of the Awards pursuant to Section 5. With respect to the Performance Goals to be established pursuant to this paragraph, the specific Performance Criteria for each grant of the Awards pursuant to Section 5 shall be established by the Committee at the time of such grant.

(d)    Modifications of Performance Criteria and Goals: If any event occurs during a Performance Period that requires changes to preserve the incentive features of this Plan, the Committee may make adjustments in the Performance Criteria to the extent the changes are consistent with changes resulting from the event.

5.    AWARDS.

(a)    In General: This Section 5 shall provide for the rules regarding the granting of Awards under this Plan and the adjustments made in the Award Accounts at the end of the Performance Period.

(b)    Target Award: As soon as practicable after completion of a Performance Period, the percentage of each Target Incentive Award to be distributed to a Participant shall be determined by the Committee on the basis of the Performance Goals established for such Target Incentive Award during the Performance Period.

(c)    Committee Approval: Notwithstanding anything contained in this Plan to the contrary, the Committee may, in its complete and sole discretion, decide to reduce or eliminate a Participant’s Award Account for the Performance Period.

6.    INTEREST AND/OR APPRECIATION ON AWARD ACCOUNTS.

(a)    Interest: Beginning on the date on which an Award Account would have been paid but for a deferral under Section 7, a Participant’s Award Account, as adjusted (if applicable) in accordance with Section 5, shall be credited with interest to Award Accounts of active Participants during each calendar year at the Declared Rate in effect for such calendar year. Interest shall be compounded annually and shall continue to be accrued through the date established from time to time by the Company which date precedes the date of distribution of the deferred

Award Account and provides the Company adequate time to effect the distribution and which date shall under no circumstances be more than ninety (90) calendar days before the applicable distribution date.

(b)    Stock Equivalent Investments: At the discretion of the Committee, the Committee may permit Participants who have deferred their Award Account under Section 7 to elect to be credited with the appreciation and/or depreciation of the Company’s common stock between the date of deferral and the date of distribution in lieu of having the Award Account credited with interest, subject to the following. Actual shares of Company stock will not be held by the Company for such deferral. The Company will, however, maintain a non-funded bookkeeping account for the Participant to which phantom shares of Company common stock shall be credited as of the date of deferral with the number of phantom shares credited based on the fair market value of Company common stock at the close of business on such date. Any dividends, and other rights inuring to Company common stock during the deferral period, which would normally be payable on Company common stock, shall be assumed to be reinvested in Company common stock at fair market value on the close of business on the date of the assumed payment. In the event of a stock dividend, stock split, or combination of shares or a recapitalization or merger in which the Company survives or other change in the Company’s common stock, the number and kind of shares, the fair market value and/or other relevant elements of the phantom shares of Company common stock shall be appropriately adjusted by the Committee in its sole discretion. On the date designated by the Participant pursuant to Section 7, the Committee shall, in its discretion, distribute cash or stock, or a combination of cash and stock, to the Participant with a value based on the fair market value of Company common stock at the close of business on the date the distribution is calculated. The Company shall have no more than ninety (90) days between the date of calculation and the date of distribution.

7.    PAYMENT OF AWARDS.

(a)    Payment Deferral Options: Except as otherwise provided in Section 8 and Section 9, Participants who are active employees of the Company as of the last day of a Performance Period shall be entitled to receive payment of their vested Award Accounts (as adjusted pursuant to Section 6) relating to that Performance Period according to their choice among the following options:

(i)    A lump sum equal to vested Award Account value paid as soon as practicable after the completion of the applicable Performance Period.

(ii)    Five equal annual installments with the first installment beginning as soon as practicable after completion of the applicable Performance Period.

(iii)    Lump sum paid at Retirement.

(iv)    Five equal annual installments, with the first installment beginning on the first day of the Participant’s Retirement.

(v)    Payments in two calendar years (not necessarily consecutive and not preceding the end of the applicable Performance Period) elected by a Participant of a specified percentage (not necessarily equal percentages, but in the aggregate 100%) of his/her Award Account.

Notwithstanding anything contained in subsection (iii) or (iv) to the contrary, payment of the lump sum or commencement of installment payments to a Participant whose Retirement occurred during a Performance Period shall not be made, or commence until after completion of the Performance Period. Also notwithstanding anything contained in this Section to the contrary, any election to defer payment of the Award Account balance under subsection (iii), (iv) or (v) shall be equal to 90% of the Award Account balance with the other 10% being paid as soon as practicable after the end of the applicable Performance Period or such earlier date applicable under Section 8. Each Participant shall make an irrevocable election as to the desired form of payment of his or her entire Award Account as soon as practicable after the date of the Award in accordance with procedures established by the Committee. If no deferral election is on file and except as otherwise provided in this Section, awards will be paid in a lump sum as soon as practicable after completion of the applicable Performance Period. If a Participant dies or incurs a Disability before commencement of payment of the Participant’s Award Account, the Award Account shall be determined in accordance with Section 8, and payment shall be made in a single lump sum as soon as practicable after completion of the applicable Performance Period; provided, however, that the Participant or, if deceased, the Participant’s Beneficiary may petition the Committee on the basis of financial hardship to pay the Award Account as soon as practicable after the Participant’s death or Disability in which case the Award Account shall be determined based on the Target Incentive Award, based on the Participant’s Base Salary for the period ending on the date of death or Disability and without giving effect to the performance adjustments otherwise required by Section 5. The Committee may grant such a petition if it determines on the basis of the evidence submitted that such action is necessary to prevent financial hardship to the Participant or his/her heirs.

(b)    Payment in Stock: The Committee may in its complete and sole discretion elect to pay all or any part of a Participant’s Award Account value in shares of restricted or unrestricted stock of the Company. If the Committee decides to pay all or any part of the Award Account value in stock, the Committee shall adopt procedures as to the manner in which the stock will be valued, which in no event will be less than its fair market value, for purposes of determining the number of shares to be paid to the Participant in full satisfaction of the amount due relating to the Award Account. Shares of the Company’s stock reserved for issuance under the Anthem 2001 Stock Incentive Plan, as amended, restated or replaced by a successor plan, may, but are not required to be used to pay any Award Account in stock. If the Committee decides to pay all or any part of the Award Account value in restricted stock, the Committee shall adopt and place such restrictions, including forfeiture provisions, on the stock as the Committee deems appropriate.

(c)    Taxes: The Company will deduct from all Plan Payments made in cash any and all taxes determined by the Company as required by law to be withheld from these payments. FICA taxes will be due upon Vesting. At such time, the Participant’s Award Account will be reduced for taxes due. If a Plan Payment is made in stock, the Participant shall pay, or make arrangements satisfactory to the Committee to pay, all taxes determined by the Company as required by law to be withheld from such Plan Payment before such Plan Payment is made to the Participant.

Notwithstanding anything contained in this Plan to the contrary, the Committee, in its complete and sole discretion, may (but is not required to) extend the deferral of all or a portion of a Participant’s Award Account which was deferred by the Participant under this Section but only to the extent necessary to preserve the federal income tax deductibility of the payment under Section 162(m) of the Code; provided, however, that to the extent the Committee further defers payment of a Participant’s Award Account, the amount of any deferred payment shall continue to accrue interest at the Declared Rate. Payments may not be deferred under this paragraph beyond the first calendar year or years in which the payment would be deductible by the Company for federal income tax purposes.

8.    VESTING AND DOLLAR CONVERSION.

(a)    General Rules: Except as set forth below and in Section 9, a Participant shall be entitled to the amounts credited to his or her Award Account during a Performance Period if the Participant is still employed by the Company or a Subsidiary on the last day of the Performance Period; provided, however, that if the Participant is not employed on the last day of a Performance Period by reason of the Participant’s Retirement, death or Disability, the Participant or, if deceased, the Participant’s Beneficiary shall still be entitled to a pro rata amount (based on the number of full months in which employed during the Performance Period) of the Participant’s Award Account after the performance adjustments required by Section 5 are effected for such Performance Period; provided, further, that if the Committee grants a petition for an immediate distribution on the basis of financial hardship pursuant to Section 7, the Award Account shall be determined based on the Target Incentive Award, based on the Participant’s Base Salary for the period ending on the date of death or Disability and without giving effect to the performance adjustments otherwise required by Section 5.

(b)    Exceptions: Exceptions to the General Rules shall be made in the cases of Termination for Cause and Change in Control as described below. The Committee or the Chief Executive Officer of the Company may also, in its or his sole discretion, permit other exceptions to this rule.

(c)    Termination Without Cause: If a Participant’s employment is terminated but it is not a Termination for Cause, notwithstanding any Participant distribution election to the contrary and except as provided in Section 9, the Participant shall be entitled to a lump sum payment of his/her Award Accounts that have met the requirements for Vesting. The lump sum payment shall be made as soon as practicable after the Participant’s termination of employment or, if earlier, the date on which distributions are required to commence pursuant to the Participant’s distribution election; provided, however, that if installment payments have commenced at the date on which the Participant’s employment is terminated, installment payments shall continue in accordance with the Participant’s distribution election.

(d)    Termination for Cause: All Award Accounts of a Participant (whether or not he or she has met the Vesting requirements) shall be forfeited if the Participant incurs a Termination for Cause.

(e)    Change in Control: Upon a Change in Control, the Committee shall, in its complete and sole discretion, determine whether there shall be any payment of the Award Accounts. Payment, if any, shall be made in such form and at such time as the Committee shall determine.

(f)    Payment Commencement Date: Payments, unless deferred under Section 7, commencing after completion of a Performance Period shall be made as soon as practicable after completion of the performance adjustments for such Performance Period.

(g)    Award Paid in Stock: Notwithstanding anything contained in this Plan to the contrary, if the Committee elects to pay all or any portion of a Participant’s Award Account value in shares of restricted stock of the Company then the Participant shall not become vested in and shall not be entitled to payment of that portion of the Participant’s Award Account value paid in restricted stock until the restrictions placed by the Committee (in its sole discretion) on the restricted stock lapse or are removed by the Committee.

9.    NON-COMPETITION REQUIREMENT.

Payment of any Award Account (or portion thereof), regardless whether vested, to a Participant shall be subject to the satisfaction of the following conditions precedent at the time payment of any Award Account would have been made (disregarding any deferral election in effect for the Participant) that such Participant: (i) refrain from engaging in any activity which, in the opinion of the Committee, is competitive with any activity of the Company or any affiliate of the Company (except that employment at the request of the Company with an entity in which the Company has, directly or indirectly, a substantial ownership interest, or other employment specifically approved by the Committee, shall not be considered to be an activity which is competitive with any activity of the Company or any affiliate), and (ii) furnish to the Company such information with respect to the satisfaction of the foregoing conditions precedent as the Committee shall reasonably request. If the Committee shall determine that such Participant has failed to satisfy any of the foregoing conditions precedent at any time after the Participant’s employment is terminated by reason of Retirement or Disability and before payment of the Award Account would have been made (disregarding any deferral election in effect for the Participant), all Award Accounts which have not been paid pursuant to this Plan shall be immediately canceled.

10.    SPECIAL PROVISIONS APPLICABLE TO COVERED EMPLOYEES.

Awards to Covered Employees shall be governed by the conditions of this Section in addition to the requirements of Sections 5 through 9 above. Should conditions set forth under this Section conflict with the requirements of Sections 5 through 9, the conditions of this Section shall prevail.

(a)    All Performance Goals relating to Covered Employees for a relevant Performance Period shall be established by the Committee in writing prior to the beginning of the Performance Period, or by such other later date for the Performance Period as may be permitted under Section 162(m) of the Code.

(b)    The Performance Goals shall be objective and shall satisfy third party “objectivity” standards under Code Section 162(m), and the regulations promulgated thereunder.

(c)    The Performance Goals shall not allow for any discretion by the Committee as to an increase in any Award, but discretion to lower an Award is permissible.

(d)    The Award and payment of any Award shall be contingent upon the attainment of the Performance Goals that are applicable to such Award. The Committee shall certify in writing prior to payment of any such Award that such applicable Performance Criteria have been satisfied. Written resolutions adopted by the Committee may be used for this purpose.

(e)    The maximum aggregate amount payable in respect of an Award granted to a Covered Employee for a Performance Period pursuant to Section 7 cannot exceed the product of (a) $10 million times (b) the number of years in the Performance Period.

(f)    All Awards under this Plan to Covered Employees or to other Participants who may become Covered Employees at a relevant future date shall be further subject to such other conditions, restrictions, and requirements as the Committee may determine to be necessary to carry out the purposes of this Section which is to avoid the loss of deductions by the Company under Code Section 162(m).

11.    ADMINISTRATION.

(a)    The Committee is authorized and empowered to administer the Plan; interpret, and make binding determinations under, the Plan; prescribe, amend and rescind the rules relating to the Plan; and determine rights and obligations of the Participants under the Plan and the payment obligations of the Company and its Subsidiaries. The Committee may delegate some or all of these responsibilities, and all other matters as it solely determines. All decisions of the Committee shall be final and binding upon the Company and the Participants.

(b)    The Committee shall make all determinations as to the right of any person to a benefit. Any denial by the Committee of a claim for benefits under this Plan by a Participant or by any deceased Participant’s Beneficiary shall be stated in writing by the Committee, or its designate, and delivered or mailed within ninety (90) calendar days to the Participant or to such deceased Participant’s Beneficiary.

12.    ADDITIONAL PROVISIONS.

(a)    Acquisition Adjustment. If during the Performance Period the total assets of the Company cumulatively increase or decrease by at least 5% as a result of corporate acquisitions or dispositions, the Committee may effect changes in the applicable Performance Criteria consistent with the change in Company assets.

(b)    No Effect on Employee Benefits. No award under the Plan shall be taken into account for determining a Participant’s compensation for purposes of any group life insurance or other employee benefit plan, including, but not limited to, the Anthem Cash Balance Pension Plan, the Anthem 401(k) Long-Term Savings Investment Plan, the Anthem Flexible Benefit Plan, the Anthem Long-Term Disability Plan, the Anthem Deferred Compensation Plan and the Anthem Supplemental Executive Retirement Plan.

(c)    No Contract or Guarantee of Continued Employment. Nothing contained in this Plan nor any action taken under the Plan shall be construed as a contract of employment or as giving any Participant any right to be retained in employment with the Company or any Subsidiary.

(d)    No Guarantee of Plan Payments. Eligibility to participate in this Plan does not guarantee the payment of Plan Payments. Participants who have accrued rights to Plan Payments (including, but not limited to, any phantom stock credited under Section 6) shall be unsecured and general creditors of the Company and shall not have any superseding interest in the income or assets of the Company except as provided by law. The Company has no obligation to fund the Award Accounts.

(e)    Assignment and Transfers. With the exception of transfer by will or by the laws of descent and distribution, rights under the Plan and Award Accounts may not be transferred or assigned. No such rights or values may be subject to any encumbrance, pledge, or charge of any kind, except that a Participant may designate a Beneficiary in accordance with procedures established by the Committee.

(f)    Waiver of Breach. The Company’s waiver of any Plan provision shall not operate or be construed as a waiver of any subsequent breach by the Participant or an agreement to grant a waiver with respect to a subsequent breach.

(g)    Indemnification. No member of the Committee shall be personally liable by reason of any contract or other instrument executed by such member or on such member’s behalf in his or her capacity as a member of the Committee for any mistake of judgment made in good faith, and the Company shall indemnify and hold harmless each employee, officer or director of the Company or any Subsidiary to whom any duty or power relating to the administration or interpretation of the Plan may be allocated or delegated, against any cost or expense (including counsel fees) or liability (including any sum paid in settlement of a claim) arising out of any act or omission to act in connection with the Plan unless arising out of such person’s own fraud or bad faith.

(h)    Notices. Any notice or filing required or permitted to be given to the Committee or Company under the Plan shall be sufficient if it is in writing and hand delivered, or sent by registered or certified mail, to the Company at the principal office of the Company. Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification. Notices to the Participant shall be delivered personally or mailed to the Participant at his or her address appearing in the records of the Company. The address of any party may be changed at any time by written notice to the other party given in accordance with this provision.

(i)    Disclaimer. The Company makes no representations as to the value or future value of any Awards granted pursuant to the Plan, or as to any intention or design of the Company with respect to any Subsidiary.

13.    GOVERNING LAW.

The Plan shall be construed, administered and governed in all respects under and by the applicable internal laws of the State of Indiana, without giving effect to the principles of conflict of law thereof.

14.    RELATIONSHIP.

Notwithstanding any other provision of this Plan, this Plan and action taken pursuant to it shall not be deemed or construed to establish a trust or fiduciary relationship of any kind between or among the Company, any Subsidiary, Participants, or any other persons. The Plan is intended to be unfunded for purposes of the Code and ERISA. The right of Participants to amounts credited to their Award Accounts is strictly a right of payment, and this Plan does not grant nor shall it be deemed to grant Participants or any other persons any interest in or right to any of the funds, property, or assets of the Company or any Subsidiary, other than as an unsecured general creditor of the Company or any Subsidiary.

15.    PLAN AMENDMENT AND TERMINATION.

Except as otherwise provided in this Section, the Committee may, in its sole discretion, amend, suspend or terminate the Plan at any time; provided, however, that no change to the Plan be made after completion of the Performance Period that would adversely affect the amount credited to a Participant’s Award Account after completion of the adjustments required by Section 5. In addition, the Committee may, in its sole discretion, modify the performance measures for the Plan to reflect significant corporate transactions, including, but not limited to, acquisitions and divestitures and changes in market conditions, legislative changes and other significant issues deemed appropriate by the Committee.

16.    EFFECTIVE DATE.

The Plan shall be effective on January 1, 2004; provided, however, the Plan shall not be effective as to Covered Employees unless approved by shareholders of the Company at the 2003 annual meeting.